EXHIBIT 99.1

Case Name: Interstate Bakeries	Case No: 04-45814-jwv-11
Corporation & All Subsidiaries

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of January 13, 2007

REVENUE			$204,135,145
Gross Income			100,535,056
Less Cost of Goods Sold	$51,477,202
Ingredients, Packaging & Outside Purchasing	37,260,760
Direct & Indirect Labor	11,797,094
Overhead & Production Administration			103,600,089
Gross Profit

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	49,414,316
Advertising and Marketing	2,448,448
Insurance (Property, Casualty, & Medical)	10,692,075
Payroll Taxes	4,350,170
Lease and Rent	3,069,844
Telephone and Utilities	1,385,137
Corporate Expense (Including Salaries)	6,079,500
Other Expenses	27,304,597	(i)
Total Operating Expenses			104,744,087
EBITDA			(1,143,998)

Restructuring & Reorganization Charges	2,299,795	(ii)
Depreciation and Amortization	5,410,380
Abandonment	224,001
Other( Income)/Expense	3,039
Gain/Loss Sale of Prop	-
Interest Expense	3,503,827
Operating Income (Loss)			(12,585,040)
Income Tax Expense (Benefit)	(390,136)
Net Income (Loss)			$(12,194,904)

CURRENT ASSETS
Accounts Receivable at end of period			$138,305,062
Increase (Decrease) in Accounts Receivable for period			(1,599,156)
Inventory at end of period			65,240,184
Increase (Decrease) in Inventory for period			(818,058)
Cash at end of period			81,646,290
Increase (Decrease) in Cash for period			(8,864,516)
Restricted Cash			7,748,237	(iii)
Increase (Decrease) in Restricted Cash for period			127,094

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(4,071,908)
Increase (Decrease) Liabilities Subject to Compromise			220,751
Taxes payable:
Federal Payroll Taxes	$9,294,861
State/Local Payroll Taxes	6,133,467
State Sales Taxes	606,852
Real Estate and Personal Property Taxes	8,517,209
Other (see attached supplemental schedule)
Total Taxes Payable			29,176,678

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
January 13, 2007

Description	Amount

Use Tax	$667,724
Accr. Franchise Tax	1,398,074
Other Taxes	2,558,491

Total Other Taxes Payable	$4,624,289

8th period
(i) Other Expenses included the following items:
Employee benefit costs	13,252,000
Facility costs (excluding lease expense)	895,841
Distribution/transportation costs	10,157,686
Local promotional costs	704,170
Miscellaneous	2,294,900
$27,304,597

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(23,543)
Asset impairments	0
Other	122,738
Reorganization expenses
Professional fees	2,364,018
Interest income	(241,549)
Adjustments to lease rejection expense	0
KERP & restructuring bonus plans	78,905
(Gain)/loss on sale of assets	(774)
$2,299,795

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $2.1 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF JANUARY 13, 2007

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended January 13, 2007 and balances of and period changes in certain of the Company’s accounts as of January 13, 2007, is unaudited and subject to quarter-end and year-end adjustment prior to the filing of the Company’s fiscal 2007 third quarter Form 10-Q and Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s first and second quarter 2007 Form 10-Qs that were filed with the SEC on December 21 and 22, 2006, respectively. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s recently filed Form 10-Qs.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of January 13, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of January 13, 2007 there were $109.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $69.3 million as of January 13, 2007. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 second quarter Form 10-Q for additional information.)

5.

On December 21, 2006 the Company filed its fiscal 2006 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarter of 2007. On December 22, 2006 the Company filed its Quarterly Report on Form 10-Q for the second fiscal quarter of 2007. All of the financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.